Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this registration statement of Cellular Biomedicine Group, Inc. (formerly, EastBridge Investment Group Corporation) (the “Company”) on Form S-8 of our audit report dated March 29, 2013, relating to the consolidated financial statements of the Company for the fiscal year ended December 31, 2012.

Tarvaran Askelson & Company, LLP

Laguna Niguel, California
April 5, 2013